Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kid Brands, Inc:
     We consent to the use of our report dated March 31, 2009, with respect to the consolidated balance sheets of Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report refers to a change to the method of accounting for financial assets and liabilities, a change to the method of accounting for uncertain income tax positions, and a change to the method of accounting for share-based payments.
     With respect to the effectiveness of internal control over financial reporting as of December 31, 2008, our report contains an explanatory paragraph that states management’s assessment and our audit of the effectiveness of internal control over financial reporting of Kid Brands, Inc. (formerly known as Russ Berrie and Company, Inc.) as of December 31, 2008, excludes an evaluation of the internal control over financial reporting of LaJobi, Inc. and CoCaLo, Inc., acquired businesses.
/s/ KPMG LLP
Short Hills, New Jersey
March 3, 2010